UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2017 (July 7, 2017)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 18th Floor New York, NY 10022
(Address of principal executive offices)

(212) 521-4052
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On July 7, 2017, 1847 Fitness, Inc. (“1847 Fitness”), a subsidiary of 1847 Holdings LLC, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Central Florida Health Clubs, LLC d/b/a Gold’s Gym Orlando, a Florida limited liability company (“CFHC”), CLFL, LLC d/b/a Gold’s Gym Clermont, a Florida limited liability company (“CLFL”), MTDR LLC d/b/a Gold’s Gym Mt. Dora, a Florida limited liability company (“MTDR”), SCFL, LLC d/b/a Gold’s Gym St. Cloud, a Florida limited liability company (“SCFL,” and together with CFHC, CLFL, MTDR, the “Companies”), and the other parties set forth in Exhibit A to the Purchase Agreement (the “Sellers”), pursuant to which 1847 Fitness will acquire all of the issued and outstanding equity interests in the Companies for an aggregate purchase price of (i) $14,000,000 in cash (subject to adjustment as described below), (ii) the Gross-Up Amount (as defined below); (iii) 135 shares of the common stock, $0.001 par value, of 1847 Fitness (the “Shares”), constituting 13.5% of the capital stock of 1847 Fitness, and (iv) the issuance of promissory notes in the aggregate principal amount of $1,000,000, in the form and upon such terms as are mutually agreed upon by the parties before the closing date. The “Gross-Up Amount” means, the amount the cash portion of the purchase price will be increased, up to a maximum of $238,000, if, subsequent to the date of the Purchase Agreement and prior to the closing date, any Seller who receives Shares determines that he or it will incur a federal tax liability resulting from the receipt of Shares as a portion of the purchase price.

The cash portion of the purchase price is subject to a post-closing working capital adjustment provision. Under this provision, the cash portion of the purchase price will be adjusted upward if the working capital reflected in the final certified balance sheet of the Companies as of a date on or about the closing date exceeds the working capital reflected in the preliminary balance sheet of the Companies. The cash portion of the purchase price will be adjusted downward if the working capital reflected in the final certified balance sheet of the Companies as of a date on or about the closing date is less than the working capital reflected in the preliminary balance sheet of the Companies. In each case, the working capital adjustment will be calculated in accordance with the working capital details specified in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Sellers will not compete with the business of Companies for a period of three (3) years following closing. The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Sellers with respect to breaches of certain non-fundamental representations and warranties, the Sellers will only become liable for indemnified losses if the amount exceeds $150,000, whereupon they will be liable for all losses relating back to the first dollar. Furthermore, the liability of the Sellers for breaches of certain non-fundamental representations and warranties shall not exceed the purchase price payable under the Purchase Agreement.

The closing of the Purchase Agreement will be subject to customary closing conditions, including, without limitation, the completion of business, accounting and legal due diligence investigations; the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the receipt of any required consents of any third parties; the release of any security interests; and delivery of all documents required for the transfer of shares of the Companies to 1847 Fitness.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: July 10, 2017	By:	/s/ Ellery W. Roberts
	Name:	Ellery W. Roberts
	Title:	Chief Executive Officer

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